                                                                   Exhibit 10.10

                                    AGREEMENT

                                       ON

         TERMINATION OF JOINT VENTURE AGREEMENT AND RELATED TRANSACTIONS

                            between, on the one side

Saifun Semiconductors Ltd.
Sappir Industrial Park
P.O. Box 8385 Netanya
Israel 42504

                                         - hereinafter referred to as "SAIFUN" -

Saifun Ventures Ltd.
Sappir Industrial Park
P.O. Box 8385 Netanya
Israel 42504

                                - hereinafter referred to as "SAIFUN VENTURES" -


                             and, on the other side

Infineon Technologies AG
Sankt-Martin-Strasse 53
81541 Munich
Germany

                                       - hereinafter referred to as "INFINEON" -


This Agreement ("AGREEMENT") is entered into on December 20, 2004 between Saifun Semiconductors Ltd., Netanya, Israel, registered with the Company Register under No 51-239733-2, Saifun Ventures Ltd., Netanya, Israel 42504, registered with the Company Register under No. 51-308780-9, and Infineon Technologies AG, Munich, Germany, registered with the Commercial Register of the Local Court (Amtsgericht) of Munich under HRB 126492.

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                                    SECTION 1
                            BACKGROUND AND OBJECTIVES

1.1 On April 6, 2001, Saifun and Infineon have entered into a Joint Venture Agreement (the "JVA") establishing a joint venture (the "JOINT VENTURE") in Germany and Israel regarding the development, production and distribution of so-called "MASS STORAGE PRODUCTS". In connection with the establishment of the Joint Venture, Saifun and Infineon have incorporated a limited liability company in Israel (currently named "Infineon Technologies Flash Limited") and a limited liability business partnership (GmbH & Co. KG) in Germany (currently named "Infineon Technologies Flash GmbH & Co. KG"), the general partner of which is a German limited liability company (GmbH) (currently named "Infineon Technologies Flash Geschaftsfuhrungs GmbH"). The limited liability company in Israel shall also be referred to as "JV LTD.", the limited liability business partnership shall be referred to as "JV KG" and its sole general partner as "JV GMBH". The three companies shall also hereinafter be referred to as the "JV COMPANIES". Originally, Infineon held 51% of the interest in each of the JV Companies and Saifun held 49%.

1.2 In connection with the establishment of the Joint Venture, several other agreements have been entered into following the signing of the JVA. These agreements together with any amendments and additional agreements entered into from time to time in the context of the Joint Venture (the "ANCILLARY AGREEMENTS") are listed in Exhibit 1.2.

1.3 On August 21, 2001, Saifun transferred its shares in JV GmbH and its limited partnership interest in JV KG to its fully owned subsidiary, Saifun Ventures. Moreover, effective as of June 1, 2001, Saifun transferred its shares in JV Ltd. to Saifun Ventures. In the respective transfer deeds, Saifun Ventures has agreed to be bound by the JVA and the Ancillary Agreements.

1.4 On January 9, 2003, the Parties amended and restated the JVA by entering into a certain Amended and Restated Joint Venture Agreement (the "AJVA") to extend the existing cooperation to the field of CODE FLASH PRODUCTS (as defined in Schedule D to the AJVA). In this context, certain Ancillary Agreements were amended and additional agreements were entered into. Moreover, the stake of Infineon in each of the JV Companies was increased from 51% to 70% whereas the stake of Saifun Ventures was reduced from 49% to 30%.

1.5 Infineon and Saifun Ventures are sometimes referred to as the "PARTIES" and individually as a "PARTY". Saifun shall be included in the term "Parties" where the context so requires, taking into account that Saifun is a party to this Agreement and the AJVA, but not a direct shareholder/partner in the JV Companies any more. The term "AFFILIATE" shall be defined as provided for in Sections 15 et. seq. of the German Stock Corporation Act (AktG). The term "SUBSIDIARY" shall include any Affiliate which is controlled by or the majority of the shares

                                      -2-
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      of which are owned by any of the Parties. The Schedules and Exhibits to this Agreement form integral and combined parts of this Agreement.

1.6 The Parties intend to terminate the Joint Venture and Infineon intends to buy the shares in JV GmbH and JV Ltd. as well as the partnership interest in JV KG. In this context, upon fulfillment of the conditions to First Closing and/or Second Closing (as applicable) as described in Section 9 hereof, the Parties and the JV Companies shall take the steps described in Sections 2 through 8 of this Agreement:

                                    SECTION 2
                              TERMINATION OF AJVA /
              TERMINATION AND/OR AMENDMENT OF ANCILLARY AGREEMENTS

2.1 The Parties will terminate by mutual agreement the AJVA (including the JVA) with effect as of Second Closing (as defined in Section 9 hereof), save for Sections 9.2, 9.3 and 9.5 of the AJVA which shall remain in full force and effect. The provisions of the AJVA relating to and/or regulating the termination of the Joint Venture and the AJVA (in particular Section 7 thereof) shall not apply to this termination by mutual agreement contemplated in this Agreement but rather this termination shall be regulated by the terms and conditions of this Agreement.

2.2 Upon First Closing, the rights and obligations of the Parties and their respective Affiliates arising out of or relating to any financing arrangements, including the financing guaranty agreement between Saifun, Infineon and JV KG of spring 2004 (the "FINANCING GUARANTEE") shall be regulated in accordance with Section 7 hereof.

2.3

2.3.1 Upon First Closing, the following Ancillary Agreements shall be terminated by mutual agreement by the relevant parties thereto with effect as of First Closing:

            - Master Loan Agreement between JV Ltd. and Saifun Ventures of May 21, 2001;

            -     Master Loan Agreement between JV KG and Saifun of February 19,
                  2003,

      whereas the Individual Loan Agreement between JV Ltd. and Saifun of May 29, 2001 shall be assigned by Saifun to Infineon.

2.3.2 Upon Second Closing, the following Ancillary Agreements shall not be terminated, but shall be replaced and superseded with the amended and restated agreements as set forth herein (the "AMENDED ANCILLARY AGREEMENTS") and the Parties shall execute, and/or cause the

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      respective parties thereto to execute, as applicable, the Amended
      Ancillary Agreements as follows:

            - the amended and restated Basic Agreement on Development Orders in accordance with the draft agreement attached hereto as
                  Exhibit 2.3.2.1;

            - the amended and restated License Agreement in accordance with the draft agreement attached hereto as Exhibit 2.3.2.2 (the "AMENDED LICENSE AGREEMENT"); and

            - the amended and restated Wafer Production and Testing Agreements in accordance with the draft agreements attached hereto as Exhibit 2.3.2.3.

2.4 Upon Second Closing and in accordance with the waiver letter attached hereto as Exhibit 2.4, the Parties shall, other than as set forth explicitly in this Agreement (including any Exhibits thereto), irrevocably waive all rights, claims, demands, complaints and interests arising out of or relating to the JVA, AJVA and/or Ancillary Agreements (other than the Amended Ancillary Agreements).

                                    SECTION 3
               SALE AND TRANSFER OF SHARES IN JV LTD. AND JV GMBH
                   AS WELL AS OF PARTNERSHIP INTEREST IN JV KG

3.1 Upon First Closing, Saifun Ventures shall sell and transfer its entire 490,000 ordinary shares of NIS 0.01 par value per share in JV Ltd. to Infineon for a purchase price of US$ 1,100. Infineon shall accept such sale. The sale and transfer deed shall be executed on First Closing.

      Saifun Ventures agrees that notwithstanding the foregoing transfer of shares in JV Ltd., and the provisions of Section 9.3.13 hereunder, Saifun Ventures shall maintain after First Closing and until dissolution one of the current board members appointed by Saifun Ventures to the board of directors of JV Ltd., Boaz Eitan or Kobi Rozengarten, (which shall be a non-voting board member), in order to aid in and support the facilitation of the dissolution of JV Ltd. as further described in Section 5 below (including to co-sign the solvency affidavit required for the voluntary liquidation), provided that such remaining Saifun board member shall act as one out of at least three acting board members.

      Except for the regulations of the preceding paragraph, with effect as of First Closing, Saifun and Saifun Ventures shall cause the dismissal or resignation of the directors or equivalent board and management members of the JV Companies appointed by them and as listed in Exhibit 9.3.13, provided that even after the First Closing, Saifun shall

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      designate one of its employees, at no cost for JV Ltd., to facilitate the dissolution of JV Ltd. until the liquidation of JV Ltd. is consummated.

      Infineon will designate one employee in order to facilitate the dissolution of the JV Ltd. until the liquidation of JV Ltd. is consummated.

3.2 Upon First Closing, Saifun Ventures shall sell and transfer its entire share in the nominal amount of EUR 12,250 in JV GmbH to Infineon for a purchase price of US$ 15,700. Infineon shall accept such sale. The sale and transfer deed shall be executed on First Closing.

3.3 Upon First Closing, Saifun Ventures shall sell and transfer its entire partnership interest in the nominal amount of EUR 245,000 in JV KG to Infineon for a purchase price of US$ 983,200. Infineon shall accept such sale. The sale and transfer deed shall be executed on First Closing.

3.4 The drafts of the sale and transfer deed pursuant to Section 3.1 is attached hereto as Exhibit 3.4.1 and the sale and transfer deed pursuant to Sections 3.2 and 3.3 is attached hereto as Exhibit 3.4.2.

                                    SECTION 4
                            PAYMENT OF PURCHASE PRICE

4.1 Upon the terms and subject to the conditions of this Agreement, at First Closing, Infineon shall pay for the sale and transfer of the shares and partnership interest in JV GmbH, JV Ltd. and JV KG as described in Section 3 hereof the aggregate purchase price of US$ 1 million (the "PURCHASE PRICE").

4.2 The Purchase Price shall be paid by wire transfer to the bank accounts as further specified in the agreements pursuant to Exhibits 3.4.1 and 3.4.2.

                                    SECTION 5
                         UNDERTAKINGS RELATED TO JV LTD.

5.1 The Parties acknowledge that it is the intention of Infineon, upon Second Closing, to take all necessary steps to facilitate and procure the voluntary dissolution of JV Ltd. in accordance with the provisions set forth herein. Saifun Ventures shall assist Infineon in the facilitation of such voluntary dissolution of JV Ltd.. Saifun Ventures agrees to assume its share of 30% in the liabilities of JV Ltd., other than the ones resulting from the ordinary course of business, which are neither recorded as a liability on the balance sheet of JV Ltd. as of First Closing nor explicitly assumed by a Party under this Agreement or any Ancillary Agreement. Saifun guarantees for Saifun Venture's

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      fulfillment of such obligation. The direct cost of the liquidation (legal advice, filings, etc.) shall be borne by Infineon.

5.2 Exhibit 5.2(a) hereto lists all employees of JV Ltd. (excluding those that have been delegated from Saifun to JV Ltd and currently work in Infineon's Dresden facility) (the "EMPLOYEES") as of the date indicated thereon.
      Exhibit 5.2(b) hereto lists all employees of JV Ltd. who currently work in Infineon's Dresden facility and who will be transferred to Saifun (the "DRESDEN EMPLOYEES"). Exhibit 5.2 (c) hereto lists the consultants that are currently working for JV Ltd. (the "CONSULTANTS").

5.3 The Parties agree that JV Ltd. shall furnish the Employees, the Dresden Employees and the Consultants with a termination notice in accordance with the requirements of any applicable contract or law pertaining to the dismissal of employees or consultants, as applicable. The termination notices shall provide for the timely termination of the employments effective as of Second Closing or such other date as indicated in Exhibits
      5.2 (a) or 5.2 (b) or as subsequently agreed to between JV KG and Saifun (the "ALTERNATIVE TRANSFER DATE"). Saifun shall, or shall cause one of its Affiliates to, offer employment, effective as of Second Closing or the Alternative Transfer Date, as the case may be, to each Employee, and Consultant on terms and conditions of employment similar (in particular with respect to salaries and fringe benefits) to those that apply to such Employee, or Consultant immediately before Second Closing, and with respect to Dresden Employees, on terms not less favorable than the terms of their employment immediately prior to their assignment to Dresden, except with respect to any future entitlement of such Employee, Dresden Employee or Consultant under the SARP (as defined below) (the "EMPLOYMENT OFFERS"). The Employment Offers shall also comply with any applicable law. Immediately after signing of this Agreement (and with respect to Dresden Employees prior to their Alternative Transfer Date), (i) the Parties shall cause JV Ltd. to allow Saifun to approach the Employees, Dresden Employees and Consultants for the purpose of the Employment Offers, and (ii) Saifun shall approach the Employees, Dresden Employees and Consultants (safe for the provisions in Sec. 5.4) in order to fulfill its obligations towards Infineon and its Affiliates under this Section 5.

5.4 The Parties agree that JV Ltd. will continue to employ the Dresden Employees until immediately prior to their Alternative Transfer Dates and Mr. Moti Shulak until the transfer of his employment to Infineon or an Infineon Affiliate. The timing of the liquidation of JV Ltd will - to the extent possible - be coordinated with the aforementioned return dates of the Dresden Employees.

5.5 Except as provided with regards to the SARP under Section 5.7 below, the Parties agree that JV Ltd., at no cost to Saifun, shall be responsible to pay any and all payments and benefits due to the Employees, Dresden Employees and Consultants when due, under the respective employment agreement or mandatory law, as listed in Exhibits 5.2 (a), (b) and (c) (the "Wages") and will discharge all such obligations in respect of the Employees,

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      Dresden Employees and Consultants up to (including with respect to)
      termination of employment, whether or not such payments fall due before or after the termination of employment ("TERMINATION OF EMPLOYEES LIABILITIES"). Infineon agrees to save, defend, indemnify and hold harmless Saifun and its Affiliates from and against all Termination of Employees Liabilities, except in the event that the Parties agree not to comply with the requirement of a thirty (30) days notice period, without receiving appropriate waiver letter from the employees.

5.6 With regard to employees, Saifun shall be responsible for any liabilities in respect of any Employee or any former employee of JV Ltd. (i) arising out of the failure of Saifun to comply with its obligations under this
      Section 5, and (ii) with respect to his or her employment with Saifun and its Affiliates from and after Second Closing.

5.7 Upon First Closing, the Parties shall cause JV Ltd. to assign to Saifun and Saifun shall release JV Ltd. and Infineon from and assume any and all liabilities and obligations of any kind and nature, whether known or unknown, expressed or implied, arising out of, relating to or otherwise in respect of [***]. Subject to the foregoing, Saifun agrees to save, defend, indemnify and hold harmless JV Ltd. and its Affiliates from and against all Saifun Assumed Liabilities.

5.8 For the avoidance of doubt and except for the provisions with respect to the Affiliates of the Parties, nothing herein shall be deemed or construed as an agreement for the benefit of a third party (Vertrag zugunsten Dritter), in particular not for the benefit of the Employees, Dresden Employees, Consultants or [***].

5.9 Upon Second Closing, Saifun shall terminate the sublease agreement between Saifun and the JV Ltd. as well as the cost sharing for the Security Guard and the JV Ltd shall assign to Saifun the car lease agreements used by the Employees as well as the phone system lease.

5.10 Upon First Closing, the Parties shall, or shall cause the respective parties thereto to, terminate the Ancillary Agreements pertaining to JV Companies as listed in Exhibit 5.10.

5.11  Immediately after the transfer of the shares in JV Ltd. according to
      Section 3.1 JV Ltd. shall sell and transfer certain assets in accordance with Exhibit 5.11 to JV KG as the remaining shareholder. Such sale and transfer shall take place at no cost to Saifun.


*** Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

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5.12  Thereafter, JV Ltd. will then be dissolved - on a voluntarily basis - in accordance with applicable law.

                                    SECTION 6
                       SALE AND TRANSFER OF SAIFUN SHARES

6.1 JV Ltd. currently holds 1,072,407 Ordinary Shares, NIS0.01 par value per share, of Saifun (the "SAIFUN SHARES"). The Saifun Shares have been deposited with Eitan, Pearl, Latzer & Cohen-Zedek Trustee for Employee Benefit Programs (the "TRUSTEE") pursuant to the trust agreement of August 2, 2001, as amended as of April 15, 2002, attached hereto as Exhibit 6.1.1 (the "TRUST AGREEMENT"). The Trustee currently holds the Saifun Shares in trust for JV Ltd. for the purpose of the SARP. Upon First Closing, the Parties shall cause JV Ltd. to terminate the Trust Agreement with the Trustee with immediate effect and cause the Trustee to release the Saifun Shares from the trust in accordance with Section 5 of the Trust Agreement. As soon as practical following the First Closing, JV Ltd. shall transfer the Saifun Shares to Infineon at no cost to Saifun in accordance with the Infineon Share Purchase Agreement attached hereto in Exhibit 6.1.2. Infineon's obligation to sell the Saifun Shares as specified under the Amended License Agreement shall be triggered upon the consummation of the transfer and assignment of the Saifun Shares to Infineon. Infineon shall agree to take all necessary actions to consummate the transfer and assignment.

6.2 The Trustee has confirmed in writing to the Parties that it has not made any distributions of Saifun Shares or rights pertaining thereto to any third party.

6.3 JV Ltd.'s ownership in the Saifun Shares free and clear of any Encumbrance, as described herein, is evidenced by (i) the excerpt from the Companies Registrar concerning Saifun sent to Infineon on Dec. 13, 2004, showing that JV Ltd. holds the Saifun Shares, (ii) the excerpt from the Companies Registrar concerning JV Ltd. sent to Infineon on Dec. 13, 2004, showing that JV Ltd. has not Encumbered the Saifun Shares, and (iii) the confirmation by the secretary of Saifun and an updated shareholder register attached hereto as Exhibit 6.3.1, showing that JV Ltd. owns the Saifun Shares and is registered as a shareholder in Saifun`s shareholder registry. For the purpose of this Agreement, "ENCUMBRANCE" means any registered charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, adverse claim.

6.4 As between the Parties, Infineon shall not be obligated to provide any warranties and representations, except that (i) it did not encumber the Saifun Shares itself and (ii) that, as of the First Closing, no registered liens existed and Infineon did not know of any unregistered encumbrances as of the First Closing. (iii) Infineon will confirm that it obtained the power and authority to enter into the sale of Saifun Shares agreement with the third party. Infineon and its Affiliates shall not be obligated to provide any further indemnities or otherwise have any liability whatsoever with respect to or in connection with the purchase and holding of the Saifun Shares by Infineon and the sale and transfer of the Saifun Shares to a third party. In case a third party request additional warranties, representations or indemnities or any other liability from Infineon, Infineon shall not be obligated to sell the Saifun Shares.

6.5 Saifun shall use its best efforts to provide a third potential buyer or Infineon upon IPO with piggy back registration rights for the Saifun Shares.

                                    SECTION 7
                    SHAREHOLDER LOANS AND FINANCING GUARANTEE

7.1 Upon First Closing, Saifun and Infineon shall be released from any past, present and future obligations to provide further equity contributions or other financing to the JV Companies under Section 4 of the AJVA and/or the Financing Guarantee.

7.2 Effective as of First Closing, (i) Saifun hereby irrevocable assigns to Infineon, and Infineon accepts the assignment of, Saifun's right to repayment of the loan granted to JV Ltd. under the Individual Loan Agreement between Saifun and JV Ltd. of May 29, 2001, including all other rights under such Individual Loan Agreement; and (ii) Saifun and any of its Affiliates hereby irrevocably waive their right to repayment of any other loans granted to and any other payments or financial contributions made to JV Ltd. or any other JV Company under the other loan agreements as listed in Section 2.3.1, any individual loan agreement, any other agreement or on any ground whatsoever.

7.3 Upon First Closing, the Parties shall irrevocably waive, and will cause JV KG to irrevocably waive, any and all rights and obligations arising out of or relating to the Financing Guarantee between Infineon, Saifun and JV KG in accordance with the written waiver form a draft of which is attached hereto as Exhibit 7.3.

                                    SECTION 8
                         BOARD AND SHAREHOLDER APPROVAL

The Parties shall obtain all board approvals, shareholder approvals, if needed and any other approvals necessary for the execution of this Agreement and the transactions contemplated thereby, and shall deliver to the other on Signing executed originals thereof.

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                                    SECTION 9
                         CLOSING AND CLOSING CONDITIONS

9.1 The transactions contemplated by this Agreement designated to take place on the First Closing, shall become effective at the time of the first closing ("FIRST CLOSING") to be held at Munich, Germany at 10 a.m. local time on the fifth business day following the date hereof or at such other place or at such other time or on such other date as the Parties mutually may agree in writing. The day on which First Closing takes place is referred to as the "FIRST CLOSING DATE".

      The transactions contemplated by this Agreement designated to take place on the Second Closing, shall become effective at the time of the second closing ("SECOND CLOSING") to be held at Munich, Germany at 10 a.m. local time on the fifth business day following the satisfaction or, to the extent permitted by applicable law, waiver of all applicable conditions to the obligations of the Parties set forth in this Section 9 for the Second Closing (other than such conditions as may, by their terms, only be satisfied at Second Closing or on the Second Closing Date) or at such other place or at such other time or on such other date as the Parties mutually may agree in writing. The day on which Second Closing takes place is referred to as the "SECOND CLOSING DATE".

9.2 The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Second Closing, of the following conditions precedent:

      9.2.1 To the extent applicable, Infineon or any of its Affiliates shall have obtained any material consents of, or registrations, declarations or filings with, any governmental authority legally required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

      9.2.2 Expiration of the 30-day termination prior notice period for the Employees or sooner if the appropriate waiver will have been obtained.

9.3 The following shall occur at First Closing or Second Closing as indicated below,

      9.3.1 At the Second Closing, the Parties shall confirm in writing that the conditions to Second Closing pursuant to Section 9.2 hereof have been fulfilled or waived;

      9.3.2 Within 7 days as of the First Closing, Infineon shall deliver to Saifun, by wire transfer to the bank account set forth in Section
            4.2 hereof (or as otherwise designated in writing by Saifun to Infineon at least two business days prior to the First Closing
            Date), an amount equal to the Purchase Price set forth in Section
            4.1 hereof in immediately available funds in US Dollars;

      9.3.3 At the First Closing, the termination agreements and the assignment, as the case may be, with respect to the loan agreements as set forth in Section 2.3.1 herein shall be duly executed by the relevant parties thereto;

      9.3.4 At the Second Closing, the amended and restated Ancillary Agreements as set forth in Section 2.3.3 herein shall be duly executed by the relevant parties thereto;

      9.3.5 At the Second Closing, the Parties shall duly execute and submit to each other the waiver letter in accordance with Section 2.4 hereof;

      9.3.6 At the First Closing, the transfer deeds described in Section 3 hereof shall be duly executed;

      9.3.7 At the First Closing, the Parties shall provide that a report to the Israeli Registrar of the Companies ready for immediate filing in a mutually agreeable form, contemplating the transfer of 490,000 ordinary shares of JV Ltd. from Saifun to Infineon is executed.

      9.3.8 At the First Closing, the Parties shall pass a resolution of the Board of Directors and of the shareholders of JV Ltd. in the form attached as Exhibit 9.3.8 hereto approving the transactions contemplated herein.

      9.3.9 At the First Closing, the Parties shall procure that (i) the managing directors of JV GmbH are immediately notified of the transfer pursuant to Sec. 16 GmbHG and that (ii) the filing of the transfer of the limited partnership interest in JV KG is duly executed in front of a notary and (iii) filed in due course for registration with the commercial register.

      9.3.10 At the Second Closing, each of Saifun shall confirm the execution of its undertakings according to Section 5.9.

      9.3.11 At the First Closing, the termination agreements with respect to the Ancillary Agreements pertaining to JV Companies as set forth in
            Section 5.10 herein shall be duly executed by the relevant parties thereto;

      9.3.12 At the Second Closing, in the event that all required consents for the transfer of the Saifun Shares have been granted, the ownership in the Saifun Shares shall be validly transferred and the respective share certificates, if any, shall be delivered to Infineon; for the avoidance of doubt, this Section 9.3.12 is not a precondition to Second Closing; and

      9.3.13 At the First Closing, Saifun shall cause the dismissal or resignation of the directors or equivalent board and management members of the JV Companies appointed by or otherwise representing Saifun listed in Exhibit 9.3.13.

9.4 Within two (2) weeks following Second Closing, Infineon will cause JV Ltd. to pay to Saifun any outstanding amounts due under the Basic Agreement on Development Order and any other accounts payable when due.

9.5 Saifun shall deliver as soon as practical after the transfer of the Saifun Shares to Infineon an updated copy of its shareholder register showing Infineon as the new, duly registered owner of the Saifun Shares. For the avoidance of doubt, this Section 9.5 is not a precondition to First or Second Closing.

9.6 Infineon agrees to provide Saifun with audited financial statements for the JV Companies for the year end 2004 (December 30, 2004) and should do its best reasonable efforts to provide the same by February 15, 2005. Saifun acknowledges that the audited financial statements may be on a going concern basis or on a liquidation value basis.

      Should the First Closing be effective after December 30, 2004, Infineon shall provide Saifun with consolidated financial statements as of the date of First Closing as soon as practical.

      Infineon agrees to cause its auditors to provide a letter of consent (including the audit letter) and a comfort letter with respect of the financial statements of the JV Companies to be included and disclosed in Saifun's registration statement.

      Saifun will bear any additional cost of Infineon's auditors with respect to this Section incurred only due to Saifun's requirements.

                                   SECTION 10
                               GENERAL PROVISIONS

10.1 This Agreement including any documents enclosed hereto or mentioned herein shall be governed by the substantive law of the Federal Republic of Germany, excluding its conflict of laws provisions. Notwithstanding the foregoing, the agreements enclosed hereto (including those under Exhibits 2.3.2.1, 2.3.2.2 and 2.3.2.3) shall be governed by such laws as provided in each of these agreements and any disputes related to such agreements shall be settled as provided in each of these agreements.

10.2 All disputes that may arise out of or in connection with this Agreement including disputes regarding the validity thereof shall exclusively and finally be settled under the Rules of Arbitration of the International Chamber of Commerce, Paris by three arbitrators, appointed in accordance with said Rules. The third arbitrator (Chairman of the Arbitral Tribunal) shall be appointed by the arbitrators nominated by each Party within four weeks after the nomination of the second arbitrator has been confirmed by the International Court of Arbitration. The arbitration shall be conducted in the English language. The place of arbitration shall be Geneva, Switzerland. In as far as the said Rules do not provide procedural regulation, the procedural law of the Canton of Geneva shall apply.

10.3 All notices and other communications required or permitted hereunder shall be in the English language and unless otherwise provided herein will be deemed to have been duly given by delivery in person or dispatched by email or facsimile (both confirmed in writing by mail dispatch on the same or subsequent business day) to the appropriate Party's address specified below:

      Infineon:

      For the attention of the head of the legal department

      Michael von Eickstedt
      Infineon Technologies AG
      Sankt-Martin-Str. 53
      81669 Munich, Germany

      Saifun Ventures and Saifun:

      For the attention of the head of the finance department
      Saifun Semiconductors Ltd.
      45, Hamelache St., Poleg Industrial Park
      Netanya, Israel
      Fax: +972-9-885031

      with a copy to:

      Eitan, Pearl, Latzer & Cohen-Zedek
      Attention: Advocate Doron Latzer
      Fax: +972-9-9799001
      or to such other address or addresses such Party may from time to time designate by written notice

10.4 This Agreement will be binding upon and inure to the Parties and the respective successors and assignees.

10.5 Each Party shall hold and shall cause its representatives and Affiliates, to hold in strict confidence and not to disclose or provide any third party, any Confidential Information. For the purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean any facts and circumstances of any kind which are not publicly known or do not become known publicly in connection with the Parties and the transactions contemplated in this Agreement including the existence, content and status of any negotiations in relation to this Agreement, the terms of this Agreement, trade and business secrets.

      The Parties hereto shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except

      (a) that each party may disclose the existence, but not the terms of this Agreement, as is reasonably necessary for purposes of providing information in confidence, of the type customarily provided to investors and to shareholders, in the ordinary course of doing business; or

      (b)   with the prior written consent of the other Parties; or

      (c) to any governmental body having jurisdiction to call therefore; or as required under the law or statute, rule or regulation, including the rules, regulations and requirements of the Securities and Exchange Commission.

      (d) as otherwise may be required by law, including to legal and financial advisors in their capacity of advising a Party in such matters, provided that such advisors are subject to confidentiality undertakings; or

      (e) in confidence to their own legal counsel, accountants, banks and to purchasers or investors who need to know this information, but (i) solely to the extent necessary for preparing and implementing certain transactions (a "TRANSACTION") and (ii) provided, however, such legal counsel, accountants, banks and purchaser or investors agree to be bound by a confidentiality obligation similar to the confidentiality obligation assumed by the Parties herein. For purposes of this Section 10.5 (e), a Transaction shall be:

            (1) In the case of Saifun, Saifun's diligent preparation and execution of an IPO, follow-on offerings, private placements and debt financing and similar transactions; provided that in the event of private placements, or debt financing or similar transactions by a direct competitor of Infineon, Confidential Information may be disclosed under this Section following an execution of a binding undertaking, or, prior to such execution with the prior written consent of Infineon which shall not be unreasonably withheld; and

            (2)   [***]

      The Parties shall mutually agree on the content of a press release or other form of publicity relating to this Agreement.

10.6 In the event that one or several provisions of this Agreement (including Schedules and Exhibits) should be invalid or unenforceable or if this Agreement should be incomplete, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the void, unenforceable or incomplete provision hereto shall be deemed replaced by such valid and enforceable provision or such provisions completing this Agreement which are to the extent possible in line with the commercial intent of this Agreement (including Schedules and Exhibits) as of the date hereof.

10.7 The costs required for notarization of this agreement as well as the Schedules and Exhibits requiring notarization shall be borne by the Parties in proportion to the shareholding of the respective Parties in the JV Companies prior to this Agreement. Other fees and expenses, in particular for advisors, attorneys, accountants or the like, shall be borne by the respective Party commissioning in such services, but not directly or indirectly by the JV Companies.

                  [Remainder of page intentionally left blank.]

*** Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

The exhibits 5.2(a), 5.2(b), 5.2(c) and Schedule 1 to Exhibit 5.11 exclusively consist of inventories and other schedules within the meaning of Section 14 of the German Notarisation Act ("Beurkundungsgesetz"). The Notary Public hereby confirms that these exhibits have been presented to the appeared persons for examination. The appeared state that these annexes are present before them here and now. The appeared persons have signed these annexes on every page. The appeared hereby expressly declare that these annexes shall not be read out to them.

IN WITNESS THEREOF this Notarial Deed and all its exhibits other than exhibits 5.2(a), 5.2(b), 5.2(c) and Schedule 1 to Exhibit 5.11 have been read out to the appeared persons before me, the Notary Public, after which the appeared have approved and signed this deed, after which I, the Notary Public, have singed as well and have affixed my official seal; the exhibits 5.2(a), 5.2(b), 5.2(c) and
Schedule 1 to Exhibit 5.11, to which the parties have made reference in their preceding declarations, have not been read out to the appeared persons according to their express wish, but have been signed by the appeared persons and have been affixed to this deed as well.

Basel, this 20th (twentieth) day of December 2004 (two thousand and four)

                                        Infineon Technologies AG

                                        /s/ [illegible]       /s/ [illegible]
                                        -------------------   -----------------

                                        Saifun Semiconductors Ltd.

                                        /s/ Igal Shany
                                        -------------------

                                        Saifun Ventures Ltd.

                                        /s/ Igal Shany
                                        -------------------

                                        Notary

Allg. Prot. Nr. 51/2004                 /s/ [illegible]
                                        -------------------